SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13G/A

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No 2)*


                                 The Knot, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   499184 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]        Rule 13d-1(b)

          [ ]        Rule 13d-(c)

          [X]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 11 Pages
                       Exhibit Index Contained on Page 10

--------------------------------                   -----------------------------
CUSIP NO. 499184 10 9                 13 G                  Page 2 of 11 Pages
--------------------------------                   -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Venture Partners III, L.P.
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------


                                  5        SOLE VOTING POWER
            NUMBER OF                      0 shares.
             SHARES               -------- -------------------------------------
          BENEFICIALLY            6        SHARED VOTING POWER
     OWNED BY EACH REPORTING               0 shares.
             PERSON               -------- -------------------------------------
              WITH                7        SOLE DISPOSITIVE POWER
                                           0 shares.
                                  -------- -------------------------------------
                                  8        SHARED DISPOSITIVE POWER
                                           0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        0
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON

                                                                       PN
------------ -------------------------------------------------------------------

--------------------------------                   -----------------------------
CUSIP NO. 499184 10 9                 13 G                  Page 3 of 11 Pages
--------------------------------                   -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Technology Fund III, L.P.
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------

                                  5        SOLE VOTING POWER
             NUMBER OF                     0 shares.
              SHARES              -------- -------------------------------------
           BENEFICIALLY           6        SHARED VOTING POWER
      OWNED BY EACH REPORTING              0 shares.
              PERSON              -------- -------------------------------------
               WITH               7        SOLE DISPOSITIVE POWER
                                           0 shares.
                                  -------- -------------------------------------
                                  8        SHARED DISPOSITIVE POWER
                                           0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        0
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON

                                                                        PN
------------ -------------------------------------------------------------------

--------------------------------                   -----------------------------
CUSIP NO. 499184 10 9                 13 G                  Page 4 of 11 Pages
--------------------------------                   -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Equity Partners III, L.L.C.
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------

                                  5        SOLE VOTING POWER
               NUMBER OF                   0 shares.
                SHARES            -------- -------------------------------------
             BENEFICIALLY         6        SHARED DISPOSITIVE POWER
        OWNED BY EACH REPORTING            0 shares.
                PERSON            -------- -------------------------------------
                 WITH             7        SOLE DISPOSITIVE POWER
                                           0 shares.
                                  -------- -------------------------------------
                                  8        SHARED DISPOSITIVE POWER
                                           0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       0
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                       0%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON

                                                                       OO
------------ -------------------------------------------------------------------

--------------------------------                   -----------------------------
CUSIP NO. 499184 10 9                 13 G                  Page 5 of 11 Pages
--------------------------------                   -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      John R. Hummer
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ -------------------------------------------------------------------

                                  5        SOLE VOTING POWER
                                           0 shares
             NUMBER OF            -------- -------------------------------------
              SHARES              6        SHARED VOTING POWER
           BENEFICIALLY                    0 shares.
      OWNED BY EACH REPORTING     -------- -------------------------------------
              PERSON              7        SOLE DISPOSITIVE POWER
               WITH                        0 shares
                                  -------- -------------------------------------
                                  8        SHARED DISPOSITIVE POWER
                                           0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         0
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON

                                                                        IN
------------ -------------------------------------------------------------------

--------------------------------                   -----------------------------
CUSIP NO. 499184 10 9                 13 G                  Page 6 of 11 Pages
--------------------------------                   -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Ann L. Winblad
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ -------------------------------------------------------------------

                                  5        SOLE VOTING POWER
             NUMBER OF                     15,000 shares.
              SHARES              -------- -------------------------------------
           BENEFICIALLY           6        SHARED VOTING POWER
      OWNED BY EACH REPORTING              0 shares.
              PERSON              -------- -------------------------------------
               WITH               7        SOLE DISPOSITIVE POWER
                                           15,000 shares.
                                  -------- -------------------------------------
                                  8        SHARED DISPOSITIVE POWER
                                           0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                     15,000
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                       0.1%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON

                                                                        IN
------------ -------------------------------------------------------------------

--------------------------------                   -----------------------------
CUSIP NO. 499184 10 9                 13 G                  Page 7 of 11 Pages
--------------------------------                   -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Mark Gorenberg
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                    (a)              (b) [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ -------------------------------------------------------------------

                                  5        SOLE VOTING POWER
              NUMBER OF                    0 shares.
               SHARES             -------- -------------------------------------
            BENEFICIALLY          6        SHARED VOTING POWER
       OWNED BY EACH REPORTING             0 shares.
               PERSON             -------- -------------------------------------
                WITH              7        SOLE DISPOSITIVE POWER
                                           0 shares.
                                  -------- -------------------------------------
                                  8        SHARED DISPOSITIVE POWER
                                           0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        0
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON

                                                                        IN
------------ -------------------------------------------------------------------

--------------------------------                   -----------------------------
CUSIP NO. 499184 10 9                 13 G                  Page 8 of 11 Pages
--------------------------------                   -----------------------------

This Amendment No. 2 amends the previous statement on Schedule 13G filed by Hummer Winblad Venture Partners III, L.P., Hummer Winblad Technology Fund III, L.P., Hummer Winblad Equity Partners III, LLC, John R. Hummer, Ann L. Winblad, and Mark Gorenberg. Only those items as to which there has been a change are included in this Amendment No. 2.

ITEM 4.           OWNERSHIP
                  ---------

                    The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2005:

                    (a)  Amount beneficially owned:
                         --------------------------

                         See  Row 9 of cover page for each Reporting Person.

                    (b)  Percent of Class:
                         -----------------

                         See Row 11 of cover page for each Reporting Person.

                    (c)  Number of shares as to which such person has:
                         ---------------------------------------------

                        (i)  Sole power to vote or to direct the vote:
                             -----------------------------------------

                             See Row 5 of cover page for each Reporting Person.

                        (ii) Shared power to vote or to direct the vote:
                             -------------------------------------------

                             See Row 6 of cover page for each Reporting Person.

                        (iii) Sole power to dispose or to direct the disposition
                              of:
                              --------------------------------------------------

                              See Row 7 of cover page for each Reporting Person.

                        (iv)  Shared   power  to   dispose  or  to  direct  the
                              disposition of:
                              --------------------------------------------------

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes

--------------------------------                   -----------------------------
CUSIP NO. 499184 10 9                 13 G                  Page 9 of 11 Pages
--------------------------------                   -----------------------------


                                   SIGNATURES
                                   ----------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 1, 2006

                                  /s/ John R. Hummer
                                  ----------------------------------------------
                                  John R. Hummer, individually, and on behalf of HWVP III, in his capacity as a managing member of HWEP III, the general partner of HWVP III, on behalf of HWTF III, in his capacity as a managing member of HWEP III, the general partner of HWTF III, and on behalf of HWEP III in his capacity as a managing member thereof.



                                  /s/ Ann L. Winblad
                                  ----------------------------------------------
                                  Ann L. Winblad



                                  /s/ Mark Gorenberg
                                  ----------------------------------------------
                                  Mark Gorenberg

--------------------------------                   -----------------------------
CUSIP NO. 499184 10 9                 13 G                  Page 10 of 11 Pages
--------------------------------                   -----------------------------


                                  EXHIBIT INDEX
                                  -------------



                                                         Found on
                                                       Sequentially
Exhibit                                                Numbered Page
-------                                                -------------

Exhibit A:  Agreement of Joint Filing                       11

--------------------------------                   -----------------------------
CUSIP NO. 499184 10 9                 13 G                  Page 11 of 11 Pages
--------------------------------                   -----------------------------


                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing
                            -------------------------

     The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of The Knot, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.